Exhibit 99.1
Press Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	News Release For further information, please contact:
Scott A. Kingsley
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Declares Dividend and
Announces Results of 2012 Annual Meeting

SYRACUSE, N.Y. — May 10, 2012 — Community Bank System, Inc. (NYSE: CBU) announced that its Board of Directors declared a $0.26 per share dividend payable on July 10, 2012, to shareholders of record as of June 15, 2012. The $0.26 cash dividend represents an annualized yield of 3.8% based on the closing share price of $27.63 on May 9, 2012.

The Company also announced that five directors standing for election at its Annual Shareholders Meeting on May 9, 2012 were elected including Neil E. Fesette, Sally A. Steele, Mark E. Tryniski, Alfred S. Whittet, and James A. Wilson.  At the Annual Meeting, the shareholders ratified the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants.  The shareholders also approved, on an advisory basis, the Company’s executive compensation programs.

About Community Bank System
Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $6.9 billion in assets and over 170 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, New Jersey, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, a wealth management firm delivering financial products throughout the Company's branch network; and Nottingham Advisors, an investment  management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.